UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2011

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2011, the Compensation Committee of our Board of Directors adopted the Optimer Pharmaceuticals, Inc. 2011 Incentive Compensation Plan (the “Plan”).  The Plan provides for the payment of cash bonuses to our Chief Executive Officer, Vice Presidents, and director, associate director, senior manager and senior research investigator-level employees. Under the Plan, each participant is assigned a target bonus equal to a percentage of annual salary.  Actual bonuses paid under the Plan are based on the achievement of pre-established corporate and individual goals.  For Plan participants other than our Chief Executive Officer, 75% of overall goal achievement is based on corporate goals and 25% is based on individual goals.  Any bonus paid to our Chief Executive Officer under the Plan is based entirely on the achievement of corporate goals. All Plan participants have the same corporate goals, which are recommended by our Chief Executive Officer and Chief Financial Officer and approved by our Compensation Committee.  Individual goals are established by our Chief Executive Officer upon consultation with senior staff. The degree to which corporate goals have been met is determined by our Compensation Committee, the degree to which individual goals have been met is, with respect to our officers, recommended by our Chief Executive Officer and approved by the Compensation Committee and, with respect to all other Plan participants, is recommended by the applicable department head and approved by our Chief Executive Officer, in all cases after the end of our fiscal year.

The target award for our Chief Executive Officer, Senior Vice Presidents and officers, Vice Presidents and executive directors, senior directors and directors, and associate directors, senior managers and senior research investigators is 50%, 35%, 25%, 15% and 10% of annual salary, respectively.  The Compensation Committee may grant awards that exceed the target awards in the case of exemplary achievement and, upon the recommendation of our Chief Executive Officer and approval of the Compensation Committee, an individual award may be reduced below the amount otherwise calculated under the Plan.  For each Plan participant, both corporate and individual goals, as applicable, must be achieved at a minimum 75% level for any award to take place.  In addition, Plan participants must have been employed by us prior to July 1, 2011 to be eligible for an award.  Plan participants that were hired after January 1 and before July 1, 2011 will have their award pro-rated. If a Plan participant is terminated prior to payment of awards under the Plan, he or she will not be entitled to participate in the Plan, except if the termination is due to death or disability, in which case the participant will be eligible to participate on a pro rated basis.  In the event that we undergo a change in control, it will be assumed that 100% of corporate and individual goals have been met and each Plan participant will be entitled to the resulting award, pro rated to the date of the change in control.

Our Compensation Committee also approved corporate goals under the Plan for 2011.  The corporate goals relate to the continued development and potential commercialization of our DIFICID™ product candidate, continued enhancement of our intellectual property portfolio, and advancement in our research and business development efforts.

The above description is qualified in its entirety by reference to the summary of our 2011 Incentive Compensation Plan attached hereto as Exhibit 99.1 and incorporated by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

Set forth below are the results of the matters submitted for a vote of stockholders at our 2011 Annual Meeting of Stockholders held on April 25, 2011.

Proposal 1 — Election of Directors

The following directors were elected to serve for three-year terms until the 2014 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Director Elected	Number of Shares Voted For	Number of Shares Voted Against or Withheld	Broker Non-Vote
Michael N. Chang, Ph.D.	23,353,747	95,305	12.652,392
Anthony E. Altig	23,277,240	171,812	12,652,392
Robert L. Zerbe, M.D.	22,969,400	479,652	12,652,392

Proposal 2 — Ratification of the Appointment of Ernst and Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

For	Against	Abstain	Broker Non-Vote
35,792,374	163,804	145,266	0

Proposal 3 — Approval, on and Advisory Basis, of the Compensation of our Named Executive Officers.

For	Against	Abstain	Broker Non-Vote
22,583,307	851,205	14,540	12,652,392

Proposal 4 — Indication, on an Advisory Basis, of the Preferred Frequency of Stockholder Advisory Votes on the Compensation of our Named Executive Officers.

1 year	2 years	3 years	Abstain	Broker Non-Vote
21,094,392	45,452	2,299,872	9,336	12,652,392

Consistent with the preference of our stockholders indicated by the voting results for Proposal 4, we have decided to include a stockholder advisory vote on the compensation of our named executive officers every year until the next required vote on the frequency of such advisory votes.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Summary of Optimer Pharmaceuticals, Inc. 2011 Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ John D. Prunty
John D. Prunty Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Date: April 29, 2011